IRELAND INC

February 3, 2010

Mr. David Z. Strickler
10279 Queensbury Avenue
Las Vegas, NV
89135

Dear David,

As President & Chief Executive Officer of Ireland, Inc. I am pleased to present you with an offer of employment under the following general terms and conditions.

1. You will join the company in the role of Vice President of Operations with Ireland, Inc., which position reports directly to the President.
2. You will be responsible for all operations aspects for the company in addition to those other duties as may be required of you from time to time.
3. Your annual base salary shall be $150,000 paid in accordance with the company's standard payroll policies.
4. You will have the benefit of participating in the company's health insurance plan which premiums are paid 100% by the company.
5. You will have the benefit of participating in any future benefit plans that the company installs for its senior officers to include 401K plan, Employee Stock Option Plan, Dental plan, Vision plan, and the like; and you acknowledge that none of these plans is currently in place. The company intends to consider these and other such programs in the future, but there is no guarantee that these programs will be secured by the company.
6. You will accrue vacation at the rate of three (3) weeks per year for the first three (3) years of employment. The company has a formal vacation policy and your vacation benefits will comply with the policies currently in existence.
7. When utilizing your personal vehicle, you will be reimbursed for all out of town transportation costs incurred in performing company-related business at the then existing IRS approved mileage rate.
8. You will be offered a one-time opportunity to participate in a stock options grant program which will consist of the option to purchase 200,000 shares of the company's common stock, vesting quarterly in equal increments of 25,000 options over a two-year period. The strike price of these 200,000 options will be determined ten (10) days prior to your start of employment date and will be based upon the Average Closing Price.
9. The company commits to consider the creation of a bonus program for this role based upon meeting material company performance milestones; and you acknowledge that this program is not currently in place.

David, please accept this offer of employment with Ireland, Inc. We are anxious to bring you on board in this senior role to sophisticate and professionalize our staff.

Best regards,

Accepted 3/8/10

Douglas Birnie
President & CEO

David Strickler